Exhibit 10.8

EMPLOYMENT AGREEMENT

AGREEMENT made as of the 1st day of May 2005, between People’s Choice Financial Corporation, a Maryland corporation (the “Company”), and Irwin Gubman (the “Executive”).

The Executive is presently employed as the General Counsel and Secretary of the Company. The Company recognizes that the Executive’s contribution to the growth and success of the Company has been substantial. The Company desires to provide for the continued employment of the Executive and to make certain changes in the Executive’s employment arrangements with the Company which the Company has determined will reinforce and encourage the continued attention and dedication to the Company of the Executive as a member of the Company’s management, in the best interest of the Company and its shareholders. The Executive is willing to commit himself to continue to serve the Company, on the terms and conditions herein provided. The Executive’s continued employment with the Company is contingent on his execution of this Employment Agreement. Any and all employment contracts, bonus plans and agreements, and all amendments to such employment contracts, bonus plans and agreements between Executive and People’s Choice Home Loan, Inc., a Wyoming corporation, shall be superseded in their entirety and rendered null and void upon the commencement date of this Agreement as provided in Section 2 below.

In order to effect the foregoing, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below (the “Agreement”). Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein.

2. Term. The employment of the Executive by the Company as provided in Section 1 will commence on May 1, 2005, and end on April 30, 2008, unless further extended by mutual agreement of the parties or sooner terminated as hereinafter provided. For purposes of this Agreement, “Term” shall mean the actual duration of Executive’s employment hereunder, taking into account any extensions pursuant to this Section 2 or termination of employment pursuant to Section 7.

3. Position and Duties. The Executive shall serve as the General Counsel and Secretary and shall have such responsibilities, duties and authority as he may have as of the date hereof and as may from time to time be assigned to the Executive. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company; provided, that nothing in this Agreement shall preclude Executive from serving as a director or trustee in any other firm or from pursuing personal real estate investments and other personal investments, as long as such activities do not interfere with Executive’s performance of his duties hereunder or violate Section 9 or 10 of this Agreement.

4. Service on Committees. During the Term, the Executive agrees to continue to serve on committees specified by the Chief Executive Officer (“CEO”).

5. Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall initially be based at the principal executive offices of the Company in Irvine, California, except for required travel on the Company’s business to an extent substantially consistent with present business travel obligations.

6. Compensation and Related Matters.

(a) Base Salary. The Company shall pay the Executive a base salary annually (the “Base Salary”), which shall be payable in periodic installments according to the Company’s normal payroll practices. The initial Base Salary shall be $225,000. For purposes of this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this Section 6(a).

(b) Annual Cash Incentive Awards. The Executive shall be eligible to participate in the Company’s annual cash incentive bonus plan adopted by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee” and the “Board”, respectively) for each fiscal year during the Term of this Agreement (“Bonus Plan”), subject to the terms and conditions of the Bonus Plan. If the Executive or the Company, as the case may be, satisfies the performance criteria contained in such Bonus Plan for a fiscal year, he shall receive an annual cash incentive bonus (the “Incentive Bonus”) in an amount determined by the Compensation Committee, subject to a maximum Incentive Bonus of fifty percent (50%) of Executive’s Base Salary for such fiscal year and subject to ratification by the Board, if required. If the Executive or the Company, as the case may be, fails to satisfy the performance criteria contained in such Bonus Plan for a fiscal year, the Compensation Committee may determine whether any Incentive Bonus shall be payable to Executive for that year, subject to ratification by the Board, if required. The annual Incentive Bonus shall be paid to the Executive no later than thirty (30) days after the date the Compensation Committee determines whether the criteria in the Bonus Plan for such fiscal year were satisfied, but in no event later than April 15 of the following fiscal year. For purposes of this Agreement, the term “Incentive Bonus” shall mean the amount established pursuant to this Section 6(b).

(c) Stock Based Awards. The Company has established the 2004 Stock Incentive Plan (“Stock Incentive Plan”). Subject to the terms and conditions of the Stock Incentive Plan, the Executive shall be eligible to participate in the Stock Incentive Plan, and shall be eligible to receive annual stock option and/or restricted stock awards under the Stock Incentive Plan. The Compensation Committee shall make and approve any such awards to the Executive pursuant to the Stock Incentive Plan.

(i) 2004 Stock Incentive Plan Option Grants. Option awards under the Stock Incentive Plan will have an exercise price per share equal to the closing price of the Company’s common stock on the trading day immediately preceding the date of grant, will have a term of ten (10) years and will vest and become exercisable with respect to 1/3 of the underlying shares of Company common stock not later than the first, second and third anniversaries, respectively, of the date of grant; provided, however, that the Executive will be 100% vested in all outstanding option awards, including the unvested portion of such awards, upon (i) a Change in Control (as defined herein), (ii) a termination by the Company without Cause (as defined herein), or (iii) a termination by the Executive for Good Reason (as defined herein), and that the Executive will forfeit all unvested options if he is terminated for Cause, Disability (as defined below) or death, or if he terminates his employment hereunder for other than Good Reason.

(ii) 2004 Stock Incentive Plan Restricted Stock Awards. The Stock Incentive Plan provides for the issuance of shares of Company common stock as restricted common stock (“Restricted Stock Grants”) to the extent that such shares of common stock are available thereunder. Restricted Stock Grants awarded to the Executive shall be subject to forfeiture restrictions that will terminate with respect to 1/3 of the awarded shares on the first, second and third anniversaries of the date of the issuance; provided, further, that the Executive will be 100% vested and all restrictions on each outstanding Restricted Stock Grant will lapse upon (i) a Change in Control (as defined herein), (ii) a termination by the Company without Cause (as defined herein), or (iii) a termination by the Executive for Good Reason (as defined herein), and that the Executive will forfeit all shares with respect to which the forfeiture restrictions have not terminated if he is terminated for Cause, Disability (as defined below) or death, or if he terminates his employment hereunder for other than Good Reason. The common stock issued as Restricted Stock Grants will have voting and dividend rights.

For purposes of this Agreement:

“Acquiring Person” means that a Person, considered alone or as part of a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, is or becomes directly or indirectly the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than thirty-three and one-third percent (33 1/3%) of the Company’s then outstanding securities entitled to vote generally in the election of the Board.

“Continuing Director” means any member of the Board, while a member of the Board and (i) who was a member of the Board on the closing date of the Company’s initial public offering of the Common Stock or (ii) whose nomination for or election to the Board was recommended or approved by a majority of the Continuing Directors.

“Control Change Date” means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the “Control Change Date” is the date of the last of such transactions.

“Change in Control” means (i) a Person is or becomes an Acquiring Person; (ii) holders of the securities of the Company entitled to vote thereon approve any agreement with a Person (or, if such approval is not required by applicable law and is not solicited by the Company, the closing of such an agreement) that involves the transfer of all or substantially all of the Company’s total assets on a consolidated basis, as reported in the Company’s consolidated financial statements filed with the Securities and Exchange Commission; (iii) holders of the securities of the Company entitled to vote thereon approve a transaction (or, if such approval is not required by applicable law and is not solicited by the Company, the closing of such a transaction) pursuant to which the Company will undergo a merger, consolidation, or statutory share exchange with a Person, regardless of whether the Company is intended to be the surviving or resulting entity after the merger, consolidation, or statutory share exchange, other than a transaction that results in the voting securities of the Company carrying the right to vote in elections of persons to the Board outstanding immediately prior to the closing of the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% (fifty percent) of the Company’s voting securities carrying the right to vote in elections of persons to the Company’s Board, or such securities of such surviving entity, outstanding immediately after the closing of such transaction; (iv) the Continuing Directors cease for any reason to constitute a majority of the Board; (v) holders of the securities of the Company entitled to vote thereon approve a plan of complete liquidation of the Company or an agreement for the sale or liquidation by the Company of all or substantially all of the Company’s assets (or, if such approval is not required by applicable law and is not solicited by the Company, the commencement of actions constituting such a plan or the closing of such an agreement); or (vi) the Board adopts a resolution to the effect that, in its judgment, as a consequence of any one or more transactions or events or series of transactions or events, a Change in Control of the Company has effectively occurred. The Board shall be entitled to exercise its sole and absolute discretion in exercising its judgment and in the adoption of such resolution, whether or not any such transaction(s) or event(s) might be deemed, individually or collectively, to satisfy any of the criteria set forth in subparagraphs (i) through (v) above.

“Person” means any human being, firm, corporation, partnership, or other entity. “Person” also includes any human being, firm, corporation, partnership, or other entity as defined in sections 13(d)(3) and 14(d)(2) of the Exchange Act. The term “Person” does not include the Company or any Related Entity, and the term Person does not include any employee-benefit plan maintained by the Company or any Related Entity, or any person or entity organized, appointed, or established by the Company or any Related Entity for or pursuant to the terms of any such employee-benefit plan, unless the Board determines that such an employee-benefit plan or such person or entity is a “Person”.

“Related Entity” means any entity that is part of a controlled group of corporations or is under common control with the Company within the meaning of Sections 1563(a), 414(b) or 414(c) of the Code.

(d) Benefits.

(i) Vacation. The Executive shall be entitled to three (3) weeks of paid vacation per full calendar year. The Executive shall not be entitled to cash in lieu of any unused vacation time. The Executive shall be entitled to carry over any unused vacation time from year to year pursuant to the Company’s then current vacation policy.

(ii) Sick and Personal Days. The Executive shall be entitled to sick and personal days in accordance with the policies of the Company.

(iii) Employee Benefits.

(A) Participation in Employee Benefit Plans. Subject to the terms of any applicable plans, policies or programs, the Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, shall be entitled to participate in all benefit plans from time to time in effect for senior executives of the Company generally and will be eligible for and entitled to participate in all other Company sponsored employee benefit plans, including but not limited to benefits such as group health, dental, accident, disability insurance, group life insurance, and a 401(k) plan, as such benefits may be offered from time to time, on a basis no less favorable than that applicable to other executives of the Company.

(B) Disability Insurance. The Company will maintain, at its cost, a renewable long-term Disability plan that, subject to the terms of such plan and any applicable plans, policies or programs, provides for payment of not less than 60% of the Executive’s Base Salary for so long as any long-term Disability of the Executive continues.

(iv) Directors and Officers Insurance. During the Term and for a period of thirty-six (36) months thereafter, the Executive shall be entitled to director and officer insurance coverage for his acts and omissions while an officer and director of the Company on a basis no less favorable to him than the coverage provided to current officers and directors.

(v) Reasonable Business Expenses. The Executive shall be entitled to reimbursement of all reasonable, ordinary and necessary business expenses, in accordance with the Company’s policy as in effect from time to time.

7. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If, in the written opinion of a qualified physician reasonably agreed to by the Company and the Executive, the Executive shall become unable to perform his duties hereunder due to Disability, the Company may terminate the Executive’s employment hereunder. As used in this Agreement, the term “Disability” shall mean inability of the Executive, due to physical or mental condition, to perform the essential functions of the Executive’s job, after consideration of the availability of reasonable accommodations, for more than 180 total calendar days during any period of 12 consecutive months.

(c) For Cause. The Company may terminate the Executive’s employment hereunder immediately for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder if Executive (i) has committed fraud or misappropriated, stolen or embezzled funds or property from the Company or an affiliate of the Company or secured or attempted to secure personally any profit in connection with any transaction entered into on behalf of the Company or any affiliate of the Company, (ii) has been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony, whether or not involving the Company, (iii) has willfully failed to perform (other than by reason of illness or temporary disability ) his material duties hereunder on an exclusive and full-time basis, or willfully violated any reasonable directive or decision of the CEO or Board (iv) has knowingly violated or breached any material law or regulation to the material detriment of the Company or any affiliates of the Company or its business, (v) has breached any non-competition, non-disclosure or non-solicitation agreement between Executive and the Company, (vi) fails to follow any policy or procedure of the Company or fails to maintain a license required to perform the duties contemplated by this Agreement, (vii) commits acts of personal dishonesty, abusive behavior toward Company employees, acts incompetently or breaches Executive’s fiduciary duty, (viii) fails to maintain all required state mortgage banking and qualification to do business licenses, or fails to arrange and manage the timely defense of litigation against the Company and its subsidiaries, or fails to manage an effective compliance program which avoids high cost or predatory lending violations, violations of other state and federal mortgage banking and consumer protection laws and the federal securities laws, each as determined by the CEO in his sole and absolute discretion, or (ix) breaches any material provision of this Agreement. Any such termination for cause shall be immediately effective upon oral or written notification to Executive.

(d) Without Cause. The Company may at any time terminate the Executive’s employment hereunder without Cause.

(e) Termination by the Executive.

(i) The Executive may terminate his employment hereunder (A) for Good Reason, or (B) at any time after the date hereof by giving sixty (60) days prior notice of his intention to terminate.

(ii) For purposes of this Agreement, “Good Reason” shall mean (A) a failure by the Company to comply with any material provision of this Agreement (other than the Company’s payment obligations referred to in clause (B) below) which has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Company, or (B) any failure by the Company to pay the Executive Base Salary or any Incentive Bonus to which he is entitled under the Bonus Plan or hereunder which failure has not been cured within ten (10) days after notice of such noncompliance has been given by the Executive to the Company or any failure of the Compensation Committee to approve a Bonus Plan for any fiscal year.

(f) Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to subsection (a) or (b) of this Section 7) shall be communicated by written notice of termination to the other party hereto in accordance with Section 13.

(g) “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to subsection (b) above, the date as of which the physician’s written opinion is received by the

Company following the expiration of 180 days of the Executive’s disability, (iii) if the Executive’s employment is terminated pursuant to subsections (c) or (d) above, the date specified in the notice of termination, and (iv) if the Executive’s employment is terminated for any other reason, the date sixty (60) days following the date on which a notice of termination is given.

8. Compensation Upon Termination, Death or During Disability.

(a) Disability. Should Executive become disabled from performing his duties hereunder as defined above, Executive acknowledges that his employment may be terminated anytime thereafter if such disability continues; provided that during the period of the disability prior to such termination of employment, Executive shall continue to receive all compensation and benefits as if he were actively employed less any sums received directly by the Executive, if any, under any policy or policies of disability income insurance purchased by the Company. In the event of such termination, Executive shall be entitled to receive any unpaid Base Salary to the Date of Termination, the earned but unpaid Incentive Bonus for any completed fiscal year and any amounts due to Executive pursuant to Section 6(d) through the Date of Termination. Executive’s rights to receive any additional salary or payments under this Agreement shall terminate but Executive shall have the right to continue to receive any and all payments made by an insurance company under any and all policies of disability insurance purchased by the Company. Executive’s rights under any Company benefit plan will be those rights accorded to any terminated employee under the plan provisions and applicable law. Executive will remain entitled to receive any benefits under state disability or worker’s compensation laws. In addition, all vested Company stock options, Restricted Stock Grants and any other equity awards granted by the Company to the Executive shall become fully exercisable as of the Date of Termination, pursuant to the terms of the Stock Incentive Plan.

(b) Death. If the Executive’s employment is terminated by his death, the Company shall within ten (10) days following the date of the Executive’s death, pay to the Executive’s designated beneficiary (ies) any amounts due to the Executive under Section 6(d) through the date of and as a result of his death, an amount equal to the Executive’s annual Base Salary for the year in which the termination took place, and an amount equal to either the Executive’s target Incentive Bonus for the year in which the termination took place (if termination occurs during the first year of this Agreement), or an amount equal to the average Incentive Bonus earned by Executive during the term of this Agreement (if termination occurs after the first year of this Agreement) together with any other amounts to which the Executive is entitled pursuant to death benefit plans, programs and policies. In addition, all vested Company stock options, Restricted Stock Grants and any other equity awards granted by the Company to the Executive shall become fully exercisable as of the Date of Termination, pursuant to the terms of the Stock Incentive Plan.

(c) Cause or other than Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time notice of termination is given and reimburse the Executive for all reasonable and customary expenses incurred by the Executive in performing services hereunder prior to the Date of Termination in accordance with Section 6(d), and the Company shall have no further obligations to the Executive under this Agreement.

(d) Termination by the Company without Cause (other than for death or Disability) or Termination by the Executive for Good Reason. If the Company shall terminate the Executive’s employment other than for death, Disability, or Cause, or the Executive shall terminate his employment for Good Reason, then:

(i) the Company shall pay to the Executive within two business days following the date of termination any unpaid Base Salary to the Date of Termination, the earned but unpaid Incentive Bonus for any completed fiscal year, and any amounts due to Executive pursuant to Section 6 (d) through the Date of Termination;

(ii) the Company shall pay to the Executive as severance pay (a) an aggregate amount equal to one times the Executive’s annualized rate of Base Salary in effect as of the date of termination, such aggregate amount to be paid in a series of substantially equal installments (not less frequently than monthly) over a period of twelve months following the Date of Termination. Any amounts earned by Executive from any source during the period following termination will offset the payment obligations set forth in this Section 8; and

(iii) the obligations of the Company to make any payments to Executive required under Section 8(d) hereof shall be conditioned on the execution and delivery by the Executive of a general release of claims in form and substance reasonably satisfactory to the Company.

9. Nondisclosure. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The agreement made in this Section 9 shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law or by separate agreement upon the Executive in respect of confidential information of the Company.

10. Non-Competition and Non-Solicitation. During the Executive’s employment with the Company and for a period of twelve (12) months following the later of (a) Executive’s Date of Termination or (b) the date on which payments from the Company to Executive pursuant to Section 8 hereof cease, the Executive shall not, for himself or on behalf of or in conjunction with any other person, persons, company, firm, partnership, corporation, business, group or other entity (each, a “Person”), (i) work in the principal line of business engaged in, or planned to be engaged in, by the Company at the Date of Termination within any state where the Company is doing business or has plans for commencing business as of the Date of Termination, (ii) divert or attempt to directly or indirectly divert or defray from the Company or any affiliate any business of any kind, or (iii) solicit or do business with any Person who does business with the Company or any affiliate as of the Date of Termination. The Executive’s passive ownership of less than five percent (5%) of the securities of a public company shall not be treated as an action in competition with the Company.

(a) Executive hereby acknowledges and agrees that his employment with the Company places him in a position of trust and confidence with respect to the business operations, customers, prospects and personnel of the Company. He agrees that, due to his position and knowledge, his engaging in any business that competes in the principal line of business as the Company will cause the Company significant and irreparable harm.

(b) In consideration of the compensation and benefits extended to him under this Agreement, Executive agrees that, during the term of Executive’s employment by the Company and for twelve (12) months following the later of (i) Executive’s Date of Termination or (ii) the date on which payments from the Company to Executive pursuant to Section 8 hereof cease, the Executive shall not, for any reason whatsoever, directly or indirectly, for himself or herself or on behalf of or in conjunction with any other Person with whom the Executive works or is affiliated:

(i) solicit and/or hire any Person who is on the Date of Termination, or has been within six (6) months prior to the Date of Termination, an employee of the Company or its affiliates;

(ii) solicit, induce or attempt to induce any Person who is, at the Date of Termination, or has been within six (6) months prior to the Date of Termination, an actual customer, client, business partner, or a prospective customer, client, business partner (i.e., a customer, client or business partner who is party to a written proposal or letter of intent with the Company, in each case written less than six (6) months prior to the Date of Termination) of the Company, for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with the Company or its affiliates, (B) enticing or attempting to entice such Person to do business with Executive or any affiliate or employer of Executive, or (C) in any way interfering with the relationship between such Person and the Company or its affiliates; or

(iii) solicit, induce or attempt to induce any Person who is or that is, at the time of the Date of Termination, or has been within six (6) months prior to the Date of Termination, a supplier, licensee or consultant of, or provider of goods or services to the Company or its affiliates, for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with the Company or its affiliates or (B) in any way interfering with the relationship between such Person and the Company or its affiliates.

(c) Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that the foregoing covenants in this Section 10, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law, in equity or under this Agreement, shall be enforced by the Company in the event of the breach or threatened breach by Executive, by injunctions and/or restraining orders.

(d) It is agreed by the parties that the covenants contained in this Section 10 impose a fair and reasonable restraint on Executive in light of the activities and business of the Company on the date of the execution of this Agreement and the current plans of the Company; but it is also the intent of the Company and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company and its affiliates throughout the term of these covenants. Executive also acknowledges that this restraint will not prevent him from earning a living in his chosen field of work.

(e) The covenants in this Section 10 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and the Agreement shall thereby be reformed to reflect the same.

(f) All of the covenants in this Section 10 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the duration of the period during which the agreements and covenants of Executive made in this Section 10 shall be effective shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this Section 10.

(g) Notwithstanding any of the foregoing, if any applicable law, judicial ruling or order shall reduce the time period during which Executive shall be prohibited from engaging in any competitive activity described in Section 10 hereof, the period of time for which Executive shall be prohibited pursuant to Section 10 hereof shall be the maximum time permitted by law.

11. Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of successors and permitted assigns of the parties. This Agreement may not be assigned, nor may performance of any duty hereunder be delegated, by either party without the prior written consent of the other; provided, however, the Company may assign this Agreement to any successor to its business, including but not limited to in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or stock of the Company or similar transaction involving the Company or a successor corporation.

12. Continued Performance. Provisions of this Agreement shall survive any termination of Executive’s employment hereunder if so provided herein or if necessary or desirable fully to accomplish the purposes of such provisions, including, without limitation, the obligations of the Executive under the terms and conditions of Sections 9 and 10. Any obligation of the Company to make payments to or on behalf of the Executive under Section 8 is expressly conditioned upon the Executive’s continued performance of the Executive’s obligations under Sections 9 and 10 for the time periods stated in Sections 9 and 10. The Executive recognizes that, except to the extent, if any, provided in Section 8, the Executive will earn no compensation from the Company after the Date of Termination.

13. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

________________

________________

FAX:_________________

If to the Company:

PEOPLE’S CHOICE FINANCIAL CORPORATION

7515 Irvine Center Drive

Irvine, California 92618

Attention: Chief Executive Officer

FAX: (949) 341-2220

With a copy to:

PEOPLE’S CHOICE FINANCIAL CORPORATION

7515 Irvine Center Drive

Irvine, California 92618

Attention: General Counsel

FAX: (949) 341-2248

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. Termination Obligations.

(a) Executive agrees that all property, including, without limitation, all equipment, tangible Proprietary Information (as defined below), documents, books, records, reports, notes, contracts, lists, customer lists (which are defined to include, without limitation, broker lists), contact lists, appraiser lists, servicing lists, employee lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Executive in the course of or incident to Executive’s employment, belongs to the Company and shall be returned with all copies and partial copies thereof promptly to the Company upon termination of the period of employment.

(b) All benefits to which Executive is otherwise entitled shall cease upon Executive’s termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of the Company.

(c) Upon termination of the period of employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any affiliate.

(d) Following any termination of the period of employment, Executive shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company. Executive shall also cooperate in the defense of any action brought by any third party against the Company that relates in any way to Executive’s acts or omissions while employed by the Company.

(f) Prior to beginning any employment within six (6) months following any termination of the period of employment, Executive shall first provide the Company with the name and address of Executive’s prospective employer so that the Company may provide the new employer with a copy of this Agreement.

15. Proprietary Information.

(a) Defined. “Proprietary Information” is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company, or any affiliate, or its employees, clients, consultants, or business associates, which was produced by any employee of the Company in the course of Executive’s employment or otherwise produced or acquired by or on behalf of the Company. All Proprietary Information not generally known outside of the Company’s organization, and all Proprietary Information so known only through improper means, shall be deemed “Confidential Information.” Without limiting the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to: (i) formulas, development techniques, processes, trade secrets, computer programs, electronic codes, research projects, forms, contracts, broker lists, appraiser lists, business practices, policies and procedures, and sales aids and techniques; (ii) information about costs, profits, markets, sales, and lists of other customers or clients; (iii) business, marketing, and strategic plans; (iv) employee personnel files and compensation information; and (v) all other material and information directly or indirectly given to or received by Executive that relate in any manner to any business or operation the Company is engaged in or any time intends to become engaged in. Executive should consult the Company procedures instituted to identify and protect certain types of Confidential Information, which are considered by the Company to be safeguards in addition to the protection provided by this Agreement. Nothing contained in those procedures or in this Agreement is intended to limit the effect of the other.

(b) General Restrictions on Use. Executive acknowledges that the Company has expended substantial time and money to create, acquire, gather and maintain the secrecy of Confidential Information and that the Company would suffer economic and other harm if its Confidential Information were used or disclosed in violation of this Agreement. Executive therefore agrees that Executive shall use Proprietary Information, and shall disclose Confidential Information, only for the benefit of the Company and as is necessary to carry out Executive’s responsibilities under this Agreement. Following termination, Executive shall neither, directly or indirectly, use any Proprietary Information nor disclose any Confidential Information, except as expressly and specifically authorized in writing by the Company. Executive shall immediately deliver to the Company all Confidential and Proprietary Information upon termination of this Agreement for any reason. The publication of any Proprietary Information through literature or speeches must be approved in advance in writing by the Company’s President.

(c) Location and Reproduction. Executive shall maintain at Executive’s work station and/or any other place under Executive’s control only such Confidential Information as Executive has a current “need to know.” Executive shall return to the appropriate person or location or otherwise properly dispose of Confidential Information once that need to know no longer exists. Executive shall not make copies of or otherwise reproduce Confidential Information without the prior written consent of the Company’s President.

(d) Prior Actions and Knowledge. Executive represents and warrants that from the time of Executive’s first contact with the Company, Executive has held in strict confidence all Confidential Information and has not disclosed any Confidential Information, directly or indirectly, to anyone outside of the Company, or used, copied, published, or summarized any Confidential Information, except to the extent otherwise permitted in this Agreement.

(e) Third-Party Information. Executive acknowledges that the Company has received and in the future will receive from third parties their confidential information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees that Executive owes the Company and such third parties, during the period of employment and thereafter, a duty to hold all such confidential information in the strictest confidence and not to disclose or use it, except as necessary to perform Executive’s obligations hereunder and as is consistent with the Company’s agreement with such third parties.

16. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

(a) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(b) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be in an original but all of which together will constitute one and the same instrument.

(c) Disputes.

(i) Arbitrable Claims. All disputes between Executive (and Executive’s heirs, beneficiaries, executors, administrators and assigns) and the Company (and its affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to the employment or termination of Executive, including, without limitation, all disputes arising under this Agreement (“Arbitrable Claims”), shall be resolved by final and binding arbitration. All persons and entities specified in the preceding sentence (other than Company and Executive) shall be considered third-party beneficiaries of the rights and obligations created by this Section 16. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims, except that the Company may, at its option, seek interim injunctive relief and other provisional remedies in court as set forth in Section 16 (vi) of this Agreement. The parties hereby waive any rights they may have to trial by jury in regard to Arbitrable Claims.

(ii) Procedure. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended (“AAA Employment Rules”), as augmented in this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and all the facts upon which the claim(s) are based. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. All arbitration hearings under this Agreement shall be conducted in Orange County, California. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section 16.

(iii) Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claim(s) asserted and any action of the arbitrator in contravention of this limitation may be the subject of court appeal by the aggrieved party. No other aspect of any ruling by the arbitrator shall be appealable, and, except for being limited to relief that would be available in a court proceeding, all other aspects of the arbitrator’s ruling shall be final and non-appealable. The expenses of arbitration shall be borne by the Company. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

(iv) Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.

(v) Continuing Obligations. The rights and obligations of Executive and the Company set forth in this Section 16 shall survive the termination of Executive’s employment and the expiration of this Agreement.

(vi) Exceptions for Injunctive Relief. Notwithstanding the foregoing, in order to provide for interim relief pending the finalization of arbitration proceedings hereunder, nothing in this Section 16 shall prohibit the Company from pursuing a claim for interim injunctive relief, for other applicable provisional remedies, and for related attorneys’ fees in a court of competent jurisdiction from Executive’s breach of Executive’s obligations set forth in this Agreement including, without limitation, Sections 3, 9, 10, 14, 15 and 16 of this Agreement.

(d) Legal Expenses. In the event that either party institutes any proceeding to enforce his or its rights under, or to recover damages for breach of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party any actual expenses for attorney’s fees and disbursements incurred by him or it.

(e) Indemnification. The Company shall indemnify and hold the Executive harmless to the maximum extent permitted by the laws of the State of Maryland (and the law of any other appropriate jurisdiction after any reincorporation of the Company) against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees incurred by Executive, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which Executive is made or is threatened to be made a party by reason of the fact that he is or was an officer or director of the Company or a subsidiary or affiliate thereof, regardless of whether such action or proceeding is one brought by or in the right of the Company or a subsidiary or affiliate thereof to procure a judgment in its favor (or other than by or in the right of the Company or a subsidiary or affiliate thereof); provided, however, that this indemnification provision shall not apply to any action or proceeding relating to a dispute between the Company and the Executive based on any alleged breach or violation of this Agreement.

17. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein. Further, it is agreed that if Executive does not commence employment pursuant to Section 2 of this Agreement, this Agreement shall be void and of no force or effect.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

PEOPLE’S CHOICE FINANCIAL CORPORATION

By:	/s/ Neil Kornswiet
Name:	Neil Kornswiet
Title:	President and C.F.O.

IRWIN GUBMAN

/s/ Irwin Gubman